FLORIDA GAMING CORPORATION
PROMISSORY NOTE

$1,905,000	New Albany, Indiana
April 25, 2011

Florida Gaming Corporation, a Delaware corporation ("Company"), the principal office of which is located at 2669 Charlestown Road, New Albany, Indiana  47150, for value received, hereby promises to pay to the order of Freedom Financial Corporation, an Indiana corporation, whose principal office address is 2669 Charleston Road, New Albany, Indiana  47150 ("Lender"), the sum of One Million Nine Hundred and Five Thousand Dollars ($1,905,000), together with interest thereon, on or before the "Note Maturity Date" as that term is defined below.

RECITALS

A.           Company is a party to that certain Credit Agreement dated as of April 25, 2011 (the "Credit Agreement") by and among Company, as Holdings, Florida Gaming Centers, Inc., as Borrower, the lenders party thereto ("Senior Creditors"), and ABC Funding, LLC, as the Administrative Agent ("Administrative Agent") whereby the Senior Creditors have agreed to make certain term loans to Florida Gaming Centers, Inc. pursuant to the terms and conditions set forth herein.  Each capitalized term not otherwise defined herein shall have the meaning given to it in the Credit Agreement (a copy of which has been provided to the Lender).

B.           Company owes Lender $1,905,000, consisting of (i) certain accounts receivable in the amount of $150,000 and (ii) $1,755,000 of accrued but unpaid consulting services rendered through March 31, 2011 (collectively, the "Debt").  In consideration of Company being a party to the Credit Agreement, Lender has agreed to the repayment terms set forth herein for the outstanding amount of the accounts receivable due and payable to Lender.

C.           In connection with this Note, Company and Lender have entered into that certain Subordination Agreement, dated as of April 25, 2011 (as amended or modified from time to time, the "Subordination Agreement"), by and among Company, Lender, Florida Gaming Centers, Inc. and the Administrative Agent, pursuant to which the parties have agreed, among other things, that the Indebtedness evidenced by this Note shall be subordinate in all respects to the Obligations under the Credit Agreement.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Lender agree to the following:

1.           Interest.  The Company shall pay interest, paid-in-kind instead of in cash,  at the rate of six percent (6.00%) per annum (the "Interest Rate") on the principal of this Note outstanding during the period beginning on the date hereof and ending on the Note Maturity Date.  Accrued interest under this Note shall be compounded annually.  Interest payable under this Note shall be computed on the basis of a year of 365 days and actual days elapsed occurring in the period for which payable.

Notwithstanding anything in this Note to the contrary, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law.  If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Company at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

2.           Payments.  Company shall make payments of interest only on this Note, beginning on May 1, 2011, and continuing on the 1st day of each and every month thereafter with a final payment of the outstanding principal balance of this Note, and all accrued interest thereon, payable on the Note Maturity Date.  No principal payments shall be made or accepted in respect thereof prior to the Note Maturity Date.

All payments made on this Note shall be applied, at the option of the Lender, first to late charges and collection costs, if any, then to accrued interest and then to principal.

3.           Note Maturity Date.  The outstanding principal of this Note, all accrued interest thereon and all other charges, fees or expenses hereunder shall be due and payable in full on the date six (6) months after the Maturity Date under the Credit Agreement (the "Note Maturity Date").

4.           Late Charge.  If Lender does not receive any payment due under this Note within ten (10) days of the Note Maturity Date, then Lender may charge a late charge of five percent (5.00%) of the amount of the overdue payment (the "Late Charge").

5.           Events of Default; Extinguishment.  If any of the following events ("Events of Default") shall occur:

(i)           the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer consenting to or seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(ii)           if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(iii)           any capital reorganization of the Company, any reclassification or recapitalization of the capital shares of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company;  or

(iv)           any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, the outstanding principal balance hereunder, together with all arrearages of interest and any other Indebtedness evidenced by this Note, will extinguish and all obligations (including, without limitation, all payment and performance obligations) and Indebtedness evidenced by this Note will be cancelled and no longer remain outstanding or enforceable by the Lender from the date of the occurrence of an Event of Default.

6.           Payment in Full.  The Lender agrees that this Note shall evidence all amounts owed by Company to the Lender in connection with the Debt, including all costs and expenses incurred by the Lender, including, without limitation, reasonable attorneys' fees and legal expenses, that have been incurred by the Lender in connection with the preparation and execution of this Note.

7.           Assignment and Binding Effect.  The rights and obligations of the Company and the Lender shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and transferees of the parties. This Note may not be assigned by the Company or the Lender without the prior written consent of the other party.

8.           Waiver and Amendment.  This Note may not be amended, waived or modified except upon the written consent of the Company, the Lender and the Administrative Agent.

9.           Prepayment.  Subject to the prohibitions, limitations and restrictions set forth in the Subordination Agreement, this Note may be prepaid at the election of the Company upon 10 days prior written notice to the Lender.

10.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.  The Lender and the Borrower hereby agree that a copy of all notices and other communications provided for herein shall be simultaneously delivered to the Administrative Agent at ABC Funding, LLC, 222 Berkeley Street, 18th Floor, Boston, MA  02166, attention of James Freeland and Adam Britt (Facsimile: (617) 598-4902).

11.           Waivers.  The Company hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Lender.  Subject to the prohibitions, limitations and restrictions set forth in the Subordination Agreement and Section 5 of this Note, the Company shall pay to the Lender, upon demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, that may be incurred by the Lender in connection with the enforcement of this Note.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

13.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 25 day of April, 2011.

COMPANY:

FLORIDA GAMING CORPORATION, a
Delaware corporation

By:	/s/ William B. Collett, Jr.
Print Name:	William B. Collett, Jr.
Title:	CEO

Agreed and Acknowledged:

LENDER:

FREEDOM FINANCIAL CORPORATION,
an Indiana corporation

By:	/s/ William B. Collett
Print Name:	William B. Collett
Title:	Chairman and CEO